Exhibit 2

Update on Strategic Actions to Enhance Shareholder Value

Good afternoon everyone.

On October 27th, in addition to our usual third-quarter earnings announcements for MPC and MPLX, we issued a separate release describing several sound, aggressive actions we plan to take to unlock shareholder value. A copy of the announcement can be found at http://ir.marathonpetroleum.com.

MPC has a strong and longstanding track record of taking aggressive actions to increase shareholder value. We are confident our plan will deliver substantial shareholder value and we are moving ahead expeditiously.

As you may have seen today, Elliott Management Corporation, as the manager of certain hedge funds that hold a position in our stock, issued a letter and presentation setting forth its own ideas about ways for MPC to create value.

We have a history of engaging with shareholders on the important issues facing our company and have always considered their views objectively. We agree with Elliott Management that there is upside to our valuation, which we are addressing with the actions we announced last month, but we disagree with their letter and presentation. This morning we issued a press release commenting on Elliot’s statements. A copy of the release can be found at http://ir.marathonpetroleum.com.

These types of situations tend to drive media attention. If you receive any media inquiries, please do not comment, rather simply refer the reporter to Chuck Rice, Director, Public & State Government Relations, at (419) 421-2521.

We will continue to communicate why our approach is in the best interest of the Company and our shareholders. In the meantime, we all should remain fully focused on delivering for our customers and operating with the highest levels of safety - every day, in everything we do. It’s through the hard work of each and every one of you that we are able to accomplish so much. I’m proud of our achievements and our ability to deliver for our customers.

We will continue to keep you updated. Thank you.

Sincerely,

Gary R. Heminger
Chairman, President and Chief Executive Officer

Forward-looking Statements

This letter contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation ("MPC") and MPLX LP ("MPLX").These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPC and MPLX, including proposed strategic initiatives. You can identify forward-looking statements by words such as “design,” “evaluate,” "expect," "forecast," "guidance," "intend," "opportunity," "plan," "predict," “position,” "potential," "strategy," "target," "could," "may," "should," "would," "will" or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies' control and are difficult to predict. Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include: the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein; the impact of adverse market conditions affecting MPC’s and MPLX’s midstream businesses; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with the MPLX conflicts committee with respect to the timing of and value attributed to assets identified for dropdown; risks described below relating to MPLX; modifications to MPLX earnings and distribution growth objectives; continued/further volatility in and/or degradation of market and industry conditions; changes to MPC's capital budget; other risk factors inherent to MPC's industry; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2015, filed with Securities and Exchange Commission (SEC). Factors that could cause MPLX's actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including a persistence or increase of the current yield on common units, which is higher than historical yields, adversely affecting MPLX's ability to meet its distribution growth guidance; the adequacy of MPLX's capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions, and the ability to successfully execute its business plans and growth strategy; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects; the suspension, reduction or termination of MPC's obligations under MPLX's commercial agreements; modifications to earnings and distribution growth objectives; the level of support from MPC, including dropdowns, alternative financing arrangements, taking equity units, and other methods of sponsor support, as a result of the capital allocation needs of the enterprise as a whole and its ability to provide support on commercially reasonable terms; changes to MPLX's capital budget; other risk factors inherent to MPLX's industry; and the factors set forth under the heading "Risk Factors" in MPLX's Annual Report on Form 10-K for the year ended Dec. 31, 2015, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPC's Form 10-K or in MPLX's Form 10-K or Form 10-Q could also have material adverse effects on forward-looking statements. Copies of MPC's Form 10-K are available on the SEC website, MPC's website at http://ir.marathonpetroleum.com or by contacting MPC's Investor Relations office. Copies of MPLX's Form 10-K and Form 10-Q are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office.

Important Additional Information
MPC, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from MPC shareholders in connection with the matters to be considered at MPC’s 2017 Annual Meeting. MPC intends to file a proxy statement with the SEC in connection with any such solicitation of proxies from MPC shareholders. MPC shareholders are encouraged to read any such proxy statement and accompanying white proxy card when they become available as they will contain important information. Information regarding the ownership of MPC’s directors and executive officers in MPC shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with MPC’s 2017 Annual Meeting. Information can also be found in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2015, filed with the SEC, and Current Report on Form 8-K filed with the SEC on Oct. 5, 2016. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by MPC with the SEC for no charge on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations office.

Marathon Petroleum Corporation Announces Strategic Actions to Enhance Shareholder Value

October 27, 2016 6:30 AM ET

FINDLAY, Ohio, Oct. 27, 2016 - Marathon Petroleum Corp. (NYSE: MPC) today announced several initiatives to enhance shareholder value, primarily focused on unlocking value from its portfolio of high-quality midstream assets.

"Driving long-term value for our shareholders is a top priority. Since 2011, we have established a track record of taking sound, aggressive actions to create value. Our actions have enabled MPC to deliver a total shareholder return of approximately 140 percent, compared to S&P 500 returns of 82 percent. We have returned over $10 billion of capital to shareholders, including $7.4 billion through share repurchases, increased our dividend at a 28 percent compound annual growth rate, and reinvested in the business," said Gary R. Heminger, MPC chairman, president and chief executive officer.

"Investments in the business have transformed MPC's scale, diversification and stability, and positioned us to increase earnings and stable cash flows well into the future," Heminger said. "Despite the steps we have taken to create value for investors, we believe MPC's share price reflects a significant discount to the intrinsic value of our business, and much of that relates to the valuation ascribed to MPC's general and limited partner ownership interests in MPLX LP (NYSE: MPLX) and to the midstream assets that MPC holds directly. The initiatives announced today are designed to unlock additional value from our robust portfolio of midstream assets and to further benefit from the value-enhancing platform we have established with MPLX. We will be moving ahead expeditiously on each of these actions, while continuing to capture the compelling benefits of MPC's integrated and diversified model."

The strategic plan includes the following actions:

• 2017 Dropdowns. MPC plans to offer to MPLX assets contributing a total of approximately $350 million of annual earnings before interest, taxes, depreciation and amortization (EBITDA) by the end of 2017, subject to market and other conditions. The first dropdown of assets contributing approximately $235 million of annual EBITDA is expected to occur by the end of the first quarter, pending requisite approvals. The transactions are expected to support increased limited and general partner distributions from MPLX and provide value creation for investors. The partnership's plans for funding these dropdowns would likely include transactions with MPC, including the potential for a substantial amount of equity issued to MPC.

• Future Dropdown Strategy. Following these initial dropdown transactions, MPC would have an estimated
$1 billion of annual EBITDA that could be dropped into MPLX to support the continued strong growth of partnership distributions and further enhance the value of MPC's limited and general partner interests in MPLX. Subject to market and other conditions, MPC intends to execute on these value-enhancing dropdowns as soon as practicable within the next three years, pending requisite approvals.

• Highlighting the Value of the General Partner Interest. In addition to the expected dropdown transactions, MPC is evaluating strategic opportunities to highlight and capture the value of its general partner ownership interest in MPLX and optimize the cost of capital for the partnership. MPC has retained independent financial advisors to assist with this evaluation. The timing of any resulting transactions would be subject to market and other conditions.

• Review of Segment Reporting. In connection with the above strategic actions to unlock value from its midstream assets, MPC also plans to evaluate changes to its internal financial reporting. This review will largely focus on the assets and earnings associated with its future dropdown strategy that are currently reported in the refining and marketing segment. MPC is working diligently on this assessment, which is likely to result in changes to its segment reporting beginning in 2017.

MPC looks forward to communicating with its shareholders as MPC executes its strategic plan. In addition, the Company will continue to analyze its businesses and portfolio to ensure that MPC continues to deliver superior performance and returns, consistent with its track record of maximizing shareholder value over the long term.

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About Marathon Petroleum Corporation

MPC is the nation's third-largest refiner, with a crude oil refining capacity of approximately 1.8 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,400 independently owned retail outlets across 19 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation's second-largest convenience store chain, with approximately 2,770 convenience stores in 22 states. MPC owns, leases or has ownership interests in approximately 8,400 miles of crude and light product pipelines and more than 5,500 miles of gas gathering and natural gas liquids (NGL) pipelines. MPC also has ownership interests in 54 gas processing plants, 13 NGL fractionation facilities and two condensate stabilization facilities. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC's fully integrated system provides operational flexibility to move crude oil, NGLs, feedstocks and petroleum-related products efficiently through the company's distribution network and midstream service businesses in the Midwest, Northeast, East Coast, Southeast and Gulf Coast regions.

Investor Relations Contacts:

Lisa Wilson (419) 421-2071

Teresa Homan (419) 421-2965

Doug Wendt (419) 421-2423

Media Contacts:
Chuck Rice (419) 421-2521
Katie Merx (419) 672-5159

Forward-looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation ("MPC") and MPLX LP ("MPLX").These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPC and MPLX, including proposed strategic initiatives. You can identify forward-looking statements by words such as "design," "evaluate," "expect," "forecast," "guidance," "intend," "opportunity," "plan," "predict," "potential," "strategy," "target," "could," "may," "should," "would," "will" or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies' control and are difficult to predict. Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include: the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein; the impact of adverse market conditions affecting MPC's and MPLX's midstream businesses; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with the MPLX conflicts committee with respect to the timing of and value attributed to assets identified for dropdown; risks described below relating to MPLX; modifications to MPLX earnings and distribution growth objectives; continued/further volatility in and/or degradation of market and industry conditions; changes to MPC's capital budget; other risk factors inherent to MPC's industry; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2015, filed with Securities and Exchange Commission (SEC). Factors that could cause MPLX's actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including a persistence or increase of the current yield on common units, which is higher than historical yields, adversely affecting MPLX's ability to meet its distribution growth guidance; the adequacy of MPLX's capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions, and the ability to successfully execute its business plans and growth strategy; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects; the suspension, reduction or termination of MPC's obligations under MPLX's commercial agreements; modifications to earnings and distribution growth objectives; the level of support from MPC, including dropdowns, alternative financing arrangements, taking equity units, and other methods of sponsor support, as a result of the capital allocation needs of the enterprise as a whole and its ability to provide support on commercially reasonable terms; changes to MPLX's capital budget; other risk factors inherent to MPLX's industry; and the factors set forth under the heading "Risk Factors" in MPLX's Annual Report on Form 10-K for the year ended Dec. 31, 2015, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPC's Form 10-K or in MPLX's Form 10-K or Form 10-Q could also have material adverse effects on forward-looking statements. Copies of MPC's Form 10-K are available on the SEC website, MPC's website at http://ir.marathonpetroleum.com or by contacting MPC's Investor Relations office. Copies of MPLX's Form 10-K and Form 10-Q are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office.